Exhibit 5.1

Form of Opinion of Osler, Hoskin & Harcourt LLP

[OSLER, HOSKIN & HARCOURT LLP LETTERHEAD]

[—], 2015

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza

Toronto, ON M5J 2J5

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Royal Bank of Canada (“RBC”), a Canadian bank chartered under the Bank Act (Canada), in connection with the Registration Statement on Form F-4 (Registration No. 333- ) (the “Registration Statement”) filed by RBC with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of January 22, 2015 (the “Merger Agreement”) by and between RBC, City National Corporation, a Delaware corporation (“City National”) and RBC USA Holdco Corporation (“Holdco”), a wholly-owned subsidiary of RBC.

Upon the consummation of the Merger, each common stockholder of City National will be entitled to receive, in consideration for each share of common stock of City National owned by such stockholder immediately prior to the Merger, an amount of cash or a number of common shares of RBC (“Common Shares”) at the election of such stockholder, subject to proration and certain other adjustments and limitations as provided for in the Merger Agreement. In consideration for the issuance of Common Shares by RBC, Holdco will issue to RBC a number of shares in the capital stock of Holdco for each Common Share issued having a fair market value equal to the fair market value of a Common Share on the date of issuance.

In addition, upon the consummation of the Merger, each outstanding share of City National’s 5.5% Non-Cumulative Perpetual Preferred Stock, Series C will be cancelled and RBC will issue to the former holder, in respect of each such outstanding share of preferred stock, one 5.50% Non-Cumulative Perpetual Preferred share, Series C-1 (“Series C-1 Preferred Share”) of RBC and each outstanding share of City National’s 6.75% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D will be cancelled and RBC will issue to the former holder, in respect of each such outstanding share of preferred stock, one 6.75% Fixed Rate/Floating Rate Non-Cumulative Preferred Share, Series C-2 (“Series C-2 Preferred Share”) of RBC. In consideration for the issuance of Series C-1 Preferred Shares and Series C-2 Preferred Shares, Holdco will issue to RBC a number of shares in the capital stock of Holdco for each Series C-1 Preferred Share and Series C-2 Preferred Share, respectively, having a fair market value equal to the fair market value of a Series C-1 Preferred Share and a Series C-2 Preferred Share, respectively, on the date of issuance.

We have examined the Registration Statement and the Merger Agreement, which has been filed with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. We have also examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion.

In giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, confirmed, photostatic or facsimile copies.

In expressing this opinion, we have relied upon a certified copy of the resolutions of the board of directors of RBC approved at a meeting held on January 21, 2015.

On the basis of the foregoing, we are of the opinion that when the Common Shares, Series C-1 Preferred Shares and Series C-2 Preferred Shares shall have been issued in accordance with the terms of the Merger Agreement, including the receipt by RBC of the shares of Holdco in consideration therefor and the receipt of the required approval of the Superintendent of Financial Institutions under the Bank Act (Canada) related to issuing such shares for such consideration, such Common Shares, Series C-1 Preferred Shares and Series C-2 Preferred Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Validity of RBC Common Shares and Preferred Shares” in the Proxy Statement/Prospectus forming a part of the Registration Statement.

Yours very truly,

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